Exhibit 99.1

CONSENT OF NEWBRIDGE SECURITIES CORPORATION

We hereby consent to the use of our opinion letter dated July 22, 2026 to the board of directors of Neuphoria Therapeutics, Inc., included as Annex C to the proxy statement/prospectus which forms a part of the Registration Statement on Form F-4 of Scancell Holdings plc, filed on October 9, 2026, and to the references to such opinion in such proxy statement/prospectus under the captions: “Summary – Neuphoria’s Reason for the Merger,” “Summary – Opinion of Neuphoria’s Financial Advisor,” “The Merger – Neuphoria’s Reason for the Merger,” “The Merger – Background of the Merger,” and “The Merger – Opinion of Neuphoria’s Financial Advisor.” In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder. Additionally, such consent does not cover any amendments to the Registration Statement.

NEWBRIDGE SECURITIES CORPORATION

/s/ Newbridge Securities Corporation

Boca Raton, FL

October 9, 2026